Issuer Filed Pursuant to Rule 433(b)
Free Writing Prospectus
Registration No. 333-217582
July 6, 2017

Air Industries Group (“AIRI” or the “Company”) has filed a registration statement on Form S-1 (including a preliminary prospectus dated June 29, 2017) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering of common stock by the Company to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents free of charge by visiting the SEC online database (EDGAR) on the SEC’s website at www.sec.gov.

Changes to Information in the Preliminary Prospectus dated June 29, 2017

The following changes are made to the information set forth in the Company’s Preliminary Prospectus dated June 29, 2017 and will be reflected in the final prospectus for the offering.

 Shares Available for Future Sales (pages 59-60)

The following sentence is added as the penultimate sentence at the end of the section prior to the caption “Rule 144”:

“We have agreed to file a registration statement on or after July 24, 2017, for the resale of the shares of common stock issuable upon conversion of May 2018 Notes in the aggregate principal amount of $1,940,907 by  holders who agreed to convert their May 2018 Notes into common stock (“Conversion Shares”)  and to cause the registration statement to become effective within 30 days after the consummation of the offering contemplated hereby (the “Closing Date”), provided that the holders of $940,907 principal amount of the May 2018 Notes will only have their shares included in such registration statement if they agree to “lock-up” their shares for a period ending 90 days after the Closing Date.  If the registration statement is not declared effective on or before the 30th day after the Closing Date there shall be issued to each holder of Conversion Stock whose shares are included within the registration statement, a number of shares of Common Stock equal to 8% of the number of shares of Conversion Stock held by such Holder, together with an additional 1% of the number of Conversion Shares for each additional 30 days prior to the effective date of the registration statement, provided that no holder of Conversion Shares shall receive in the aggregate more than 10% of such Holder’s Conversion Shares.

Underwriting – Lock Up Agreements (page 62)

New clauses (v) and (vi) are added to the list of exceptions from the restrictions applicable to the Company in the first paragraph of this Section which will read as follows:

“(v) the issuance of shares of Common Stock upon conversion of Series A Convertible Preferred Stock outstanding on the date hereof and (vi) the issuance of shares of Common Stock upon the conversion of $1,940,907 aggregate principal amount of 2018 Notes.”

A new paragraph will be added as the second paragraph of this Section and will read as follows:

“Notwithstanding the foregoing, the representative has agreed that, on or after July 24, 2017, the Company may file a registration statement on Form S-1 for the resale of shares of Common Stock issued upon conversion of an aggregate principal amount of $1,940,907 of May 2018 Notes by the holders thereof provided that the holders of $940,907 principal amount of the May 2018 Notes will only have their shares included in such registration statement if they agree to “lock-up” their shares for a period ending 90 days after the consummation of the offering contemplated hereby.”

The Company’s registration statement on Form S-1 containing the preliminary prospectus, dated June 29, 2017 is available at the following link:
https://www.sec.gov/Archives/edgar/data/1009891/000156761917001326/s001757x1_s1a.htm.

Alternatively, you may obtain a copy of the prospectus and any other publicly available documents from the Company by calling (631) 881-4913 or from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.